                                                                     EXHIBIT 4.4

                                                                  EXECUTION COPY


            CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH
       THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                          EYETECH PHARMACEUTICALS, INC.

                   SERIES D PREFERRED STOCK PURCHASE AGREEMENT

                                DECEMBER 17, 2002

                                TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
1.  Purchase and Sale of Stock and Warrants.....................................    1
         1.1  Sale and Issuance of Series D Preferred Stock.....................    1
         1.2  Initial Closing...................................................    2
         1.3  [Intentionally omitted.]..........................................    3
         1.4  Subsequent Sale and Issuance of Capital Stock.....................    3
         1.5  Subsequent Closing................................................    6
         1.6  Additional Condition to Subsequent Closing........................    6
         1.7  Reservation of Shares.............................................    6

2.  Representations and Warranties of the Company...............................    6
         2.1  Organization, Good Standing and Qualification.....................    7
         2.2  Capitalization and Voting Rights..................................    7
         2.3  Subsidiaries......................................................    8
         2.4  Authorization.....................................................    8
         2.5  Valid Issuance of Preferred and Common Stock......................    9
         2.6  Governmental Consents.............................................    9
         2.7  Offering..........................................................    9
         2.8  Litigation........................................................    9
         2.9  Proprietary Information and Inventions Agreements.................    9
         2.10  Compliance with Other Instruments................................   10
         2.11  Agreements; Action...............................................   10
         2.12  Related-Party Transactions.......................................   10
         2.13  Permits..........................................................   10
         2.14  Environmental and Safety Laws....................................   11
         2.15  Manufacturing and Marketing Rights...............................   11
         2.16  Registration Rights..............................................   11
         2.17  Corporate Documents..............................................   11
         2.18  Title to Property and Assets.....................................   11
         2.19  Financial Statements.............................................   11
         2.20  Changes..........................................................   12
         2.21  Employee Benefit Plans...........................................   13
         2.22  Tax Returns, Payments and Elections..............................   13
         2.23  Insurance........................................................   14
         2.24  Labor Agreements and Actions; Employee Compensation..............   14
         2.25  Real Property Holding Company....................................   15
         2.26  Disclosure.......................................................   15
         2.27  Foreign Corrupt Practices Act....................................   15

3.  Representations and Warranties of the Investors.............................   15
         3.1  Authorization.....................................................   15
         3.2  Purchase Entirely for Own Account.................................   15
         3.3  Disclosure of Information.........................................   16
         3.4  Investment Experience.............................................   16

         3.5  Accredited Investor...............................................   16
         3.6  Restricted Securities.............................................   16
         3.7  Further Limitations on Disposition................................   16
         3.8  Legends...........................................................   17
         3.9  Tax Liability.....................................................   17

4.  Conditions of Investors' Obligations at Closing.............................   17
         4.1  Representations and Warranties....................................   17
         4.2  Performance.......................................................   18
         4.3  Compliance Certificate............................................   18
         4.4  Qualifications....................................................   18
         4.5  Proceedings and Documents.........................................   18
         4.6  Opinion of Company Counsel........................................   18
         4.7  Investors' Rights Agreement.......................................   18
         4.8  Co-Sale Agreement.................................................   18
         4.9  Voting Agreement..................................................   18

5.  Conditions of the Company's Obligations at Closing..........................   19
         5.1  Representations and Warranties....................................   19
         5.2  Payment of Purchase Price.........................................   19
         5.3  Qualifications....................................................   19

6.  [**]........................................................................   19

7.  Miscellaneous...............................................................   20
         7.1  Survival of Warranties............................................   20
         7.2  Successors and Assigns............................................   20
         7.3  Governing Law.....................................................   20
         7.4  Counterparts......................................................   20
         7.5  Titles and Subtitles..............................................   20
         7.6  Notices...........................................................   20
         7.7  Finder's Fee......................................................   20
         7.8  Expenses..........................................................   21
         7.9  Amendments and Waivers............................................   21
         7.10  Severability.....................................................   21
         7.11  Aggregation of Stock.............................................   21
         7.12  Entire Agreement.................................................   21
         7.13  Dispute Resolution...............................................   21

                          EYETECH PHARMACEUTICALS, INC.

                   SERIES D PREFERRED STOCK PURCHASE AGREEMENT

         THIS SERIES D PREFERRED STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made as of the 17th day of December, 2002 by and between Eyetech Pharmaceuticals, Inc., a Delaware corporation (the "COMPANY"), Pfizer Ireland Pharmaceuticals, a corporation organized under the laws of the Republic of Ireland with a place of business at Pottery Road, Dun Laoire, Co. Dublin, Ireland (the "INVESTOR") and Pfizer Inc., a Delaware corporation ("PFIZER").

                  WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Pfizer are entering into a strategic collaboration relationship (the "COLLABORATION RELATIONSHIP"), as set forth in a Collaboration Agreement of even date herewith between Pfizer and the Company (the "COLLABORATION AGREEMENT"), a License Agreement of even date herewith between Pfizer and the Company (the "LICENSE AGREEMENT") and the other documents referred to in the Collaboration Agreement;

                  WHEREAS, in connection with the execution and delivery of the various agreements setting forth the terms and conditions of the Collaboration Relationship, the Investor has agreed to purchase from the Company, and the Company has agreed to issue and sell to the Investor, up to $50,000,000 of the Company's capital stock in accordance with the terms and conditions of this Agreement; and

                  WHEREAS, pursuant to an Escrow Agreement (the "ESCROW AGREEMENT") of even date herewith among the Investor, Pfizer, the Company and JPMorgan Chase Bank, as Escrow Agent (the "ESCROW AGENT"), Pfizer has deposited into escrow the Signing Fee required under the License Agreement and the Investor has deposited into escrow the aggregate purchase price for the Series D Preferred Shares to be purchased by the Investor hereunder at the Initial Closing (as defined below);

                  NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, the Company and the Investor hereby agree as follows:

                  1.       Purchase and Sale of Stock.

                  1.1      Sale and Issuance of Series D Preferred Stock.

                           (a)      The Company shall adopt and file with the
Secretary of State of the State of Delaware on or before the Initial Closing (as defined in Section 1.2) the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the "RESTATED CERTIFICATE").

                           (b)      On or prior to the Initial Closing, the
Company shall have authorized (i) the sale and issuance to the Investor of up to 2,747,253 shares (collectively, the

"SERIES D PREFERRED SHARES") of the Company's Series D Preferred Stock, $0.01 par value per share (the "SERIES D PREFERRED STOCK"), and (ii) the issuance of up to 2,747,253 shares (collectively, the "CONVERSION SHARES") of the Company's Common Stock, $0.01 par value per share (the "COMMON STOCK") upon conversion of the Series D Preferred Shares. The Series D Preferred Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Restated Certificate.

                           (c)      Subject to the terms and conditions of this
Agreement, the Investor agrees to purchase at the Initial Closing and the Company agrees to sell and issue to the Investor at the Initial Closing, the Series D Preferred Shares for an aggregate purchase price of $25,000,002.30 ($9.10 per share (per share, the "SERIES D PURCHASE PRICE")).

                  1.2 Initial Closing. The purchase and sale of the Series D Preferred Shares shall take place at the offices of Hale and Dorr LLP, 300 Park Avenue, New York, New York at 10:00 A.M. on the date following the Effective Date (as defined in the Collaboration Agreement) on which the Escrow Agent delivers the Escrow Fund (as defined in the Escrow Agreement) to Eyetech pursuant to the terms of the Escrow Agreement, or at such other time and place as the Company and the Investor mutually agree upon orally or in writing (which time and place are designated as the "INITIAL CLOSING"). At the Initial Closing:

                           (a)      The Company shall deliver to the Investor a
certificate representing the Series D Preferred Shares, against receipt of the purchase price therefor from the Escrow Agent;

                           (b)      The Company, the Investor and certain other
stockholders of the Company shall deliver the Amended and Restated Investors' Rights Agreement in the form attached hereto as Exhibit B (the "INVESTORS' RIGHTS AGREEMENT");

                           (c)      The Company, the Investor and certain other
stockholders of the Company shall deliver the Amended and Restated Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit C (the "CO-SALE AGREEMENT"); and

                           (d)      The Company, the Investor and certain other
stockholders of the Company shall deliver the Amended and Restated Voting Agreement in the form attached hereto as Exhibit D (the "VOTING AGREEMENT," and together with the Co-Sale Agreement, the "ANCILLARY AGREEMENTS").

                  Pending the Initial Closing, each of the Investors' Rights Agreement, the Co-Sale Agreement and the Voting Agreement have been executed by the requisite parties thereto and are being held by the Company pending effectiveness. At the Initial Closing, such agreements shall be delivered as set forth above in this Section 1.2 and shall become effective. Notwithstanding the foregoing, in the event that the Investor or the Company exercises its right under the Collaboration Agreement to terminate the Transaction Agreements (as defined in the Collaboration Agreement) prior to the Effective Date, all rights and obligations of the parties under this Agreement shall then also terminate and the Investors' Rights Agreement, the Co-Sale Agreement and the Voting Agreement shall not become effective.

                  1.3      [Intentionally omitted.]

                  1.4      Subsequent Sale and Issuance of Capital Stock.

                           (a)      Subject to the terms and conditions of this
Agreement (including but not limited to subsections (c) and (d) below), upon the receipt by the Company on or prior to December 31, 2005 of a notice of regulatory approval by the United States Food and Drug Administration ("FDA") of a New Drug Application to market a Product (as defined below) for the treatment of age-related macular degeneration, Pfizer shall purchase, and the Company shall issue and sell to Pfizer, shares of capital stock of the Company having an aggregate purchase price equal to $15,000,000 (rounded down to the nearest whole share). Such capital stock shall be (i) shares of the Company's Series E Preferred Stock, $0.01 par value per share (the "SERIES E PREFERRED STOCK"), having terms as set forth on Exhibit E attached hereto (the "SERIES E CERTIFICATE OF DESIGNATIONS"), if such FDA approval is obtained prior to the conversion of the Series D Preferred Stock into Common Stock, or (ii) shares of Common Stock, if such FDA approval is obtained after the conversion of the Series D Preferred Stock into Common Stock (in each case of (i) and (ii), such shares referred to herein as the "NDA SHARES"). The purchase price to be paid by Pfizer for each NDA Share shall be the then-current fair market value thereof (the "NDA PRICE"), determined as follows:

                                    (A)      If the NDA Shares are shares of
Series E Preferred Stock or if the Company's Common Stock is not listed on a national securities exchange, the NASDAQ National Market or another nationally recognized trading system as of the date of the Subsequent Closing (as hereinafter defined), the fair market value per NDA Share shall be determined by the Board of Directors of the Company; provided, however, that in the event that Pfizer disputes the fair market value as so determined, the Company and Pfizer shall, within ten (10) days after Pfizer notifies the Company in writing of such disagreement, appoint a mutually acceptable independent valuation expert who shall determine such fair market value. If the parties hereto cannot agree on a valuation expert within such 10-day period, a valuation expert with substantial experience in valuing biotechnology companies comparable to the Company shall be selected by the New York, New York office of the American Arbitration Association. The valuation expert so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or of any affiliate of any party hereto. The valuation expert shall use such expert's best efforts to establish the fair market value of the NDA Shares within 30 days after such expert's appointment. The determination of the valuation expert as to the value of the NDA Shares shall be binding and conclusive upon all parties hereto, and the fees and expenses of such valuation expert shall be borne equally by the Company and Pfizer. In determining such fair market value, the valuation expert shall not take into account the exercise price of stock options, financings which constituted less than $500,000 in gross proceeds to the Company, equity issued as a so-called "equity feature" (such as a warrant) of a transaction primarily involving a collaboration relationship, the provision of services or the incurrence of indebtedness for borrowed money, and issuances of stock to affiliates of the Company.

                                    (B)      If the Company's Common Stock is
listed on a national securities exchange, the NASDAQ National Market or another nationally recognized trading system as of the date of the Subsequent Closing, the fair market value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of

Common Stock during the period commencing on and including the fifteenth (15th) trading day prior to the date of the first public announcement by the Company of its receipt or likely receipt of the notice of approval of the New Drug Application and ending on and including the fifteenth (15th) trading day following the date of such announcement.

                  For purposes of this Agreement, "PRODUCT" shall mean any product which contains or is based upon the Company's anti-VEGF aptamer known as MACUGEN or EYE001, and shall include but not be limited to any metabolites or prodrugs of said aptamer or any hydrates, conjugates, salts, esters, isomers, polymorphs or analogues of any of the foregoing, that may be used either alone or in combination with one or more other therapeutically active substances.

                           (b)      Subject to the terms and conditions of this
Agreement (including but not limited to subsections (c) and (d) below), upon the closing on or prior to December 31, 2006 of the sale of shares of Common Stock in a firm-commitment underwritten public offering resulting in gross proceeds to the Company of at least $40,000,000 pursuant to an effective registration statement (the "INITIAL PUBLIC OFFERING") under the Securities Act of 1933, as amended (the "ACT"), Pfizer shall purchase, and the Company shall sell and issue to Pfizer, shares of Common Stock having an aggregate purchase price equal to $10,000,000 (the "POST-IPO SHARES") at a purchase price per share equal to the initial offering price to the public in the Initial Public Offering (the "IPO PRICE"). A number of such shares as is equal to the Registrable Amount shall, to the extent permitted by applicable law, be registered by the Company for sale by the underwriters to Pfizer pursuant to the registration statement filed under the Securities Act of 1933, as amended, in connection with the Initial Public Offering, and the remainder of such shares shall constitute "restricted securities" for purposes of the Securities Act. For purposes of this subsection
(b), "Registrable Amount" shall mean the aggregate number of shares that Pfizer and its affiliates would have been entitled to register in such Initial Public Offering under Section 1.3 of the Investors' Rights Agreement (after taking into account the right of the underwriters to limit the number of shares sold by selling stockholders in the Initial Public Offering) assuming that the Post-IPO Shares were issued and constituted Registrable Securities (as defined in the Investors' Rights Agreement), less the number of Registrable Securities so registered. Pfizer shall have no obligation to purchase any Registrable Amount of Post-IPO Shares that are not so registered; provided that the Company shall have no liability for the failure to register any such shares.

                           (c)      Notwithstanding the foregoing, (A) the
Company shall have no obligation to sell to Pfizer, and Pfizer shall have no right to purchase from the Company, any shares of Company capital stock (including without limitation NDA Shares, Post-IPO Shares and any other shares that the Company may offer to its stockholders from time to time) if, at the time of the closing of the purchase of such shares, (i) Pfizer or any of its affiliates is in default in any material respect, which has not been waived in writing by the Company, under any agreement between such person and the Company, including without limitation, the Collaboration Agreement and the License Agreement (which such default would permit the Company to terminate such agreement if not cured within applicable cure periods), or (ii) any of the representations or warranties of Pfizer set forth in Section 3 below are not true and correct as of such date in any material respect; (B) Pfizer shall have no obligation to purchase any NDA Shares or Post-IPO Shares if, at the time of the Subsequent Closing for such shares, (i) the Company is in default in any material respect, which has not been waived in writing by Pfizer, under any agreement between the Company and Pfizer or its affiliates, including without limitation, the Collaboration Agreement and the License Agreement (which such default would permit Pfizer or the applicable affiliate to terminate such agreement if not cured within applicable cure periods), or (ii) any of the representations or warranties of the Company set forth in Sections 2.1, 2.4 and
2.5 below are not true and correct as of such date in any material respect; and
(C) in no event shall the Company be required to sell to Pfizer or any of its affiliates any shares of Company capital stock (including without limitation NDA Shares, Post-IPO Shares and any other shares that the Company may offer to its stockholders from time to time) as would result in the aggregate number of shares of the capital stock of the Company held by Pfizer and its affiliates, directly or indirectly, exceeding ten percent (10%) of the total outstanding shares of Common Stock, determined on a fully-diluted basis, calculated as if all convertible debt, if any, preferred stock, warrants, employee stock options and other rights to purchase shares of capital stock had been converted into, or exercised for, Common Stock (but not including in such calculation any convertible securities, options or warrants with a conversion price or exercise price, as the case may be, which is greater than the then current fair market value per share of the Common Stock, as determined using the process described in subsection 1.4(a)(A) above). In the event that the Company is released from its obligation to sell, or Pfizer is released from its obligation to purchase, shares of capital stock pursuant to the first sentence of this subsection (c) because of a default of the other party, which such default is then subject to a cure period, such obligation shall be suspended until the end of such cure period, at which time the obligation shall be reinstated (if such default has been cured within the applicable cure period, in which case the time periods set forth herein relating to the purchase and sale of such shares shall be extended by the period of such suspension) or terminated (if the default has not been timely cured).

                           (d)   Notwithstanding the foregoing:

                                    (i)      The foregoing right and obligation
of Pfizer to purchase, and the Company to sell, any NDA Shares or Post-IPO Shares shall terminate upon a closing of the Sale of the Company. For purposes hereof, a "SALE" shall mean (a) a merger or consolidation in which (I) the Company is a constituent party, or (II) a Company subsidiary is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a Company subsidiary in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation more than 50% by voting power of the capital stock of or ownership interest in (A) the surviving or resulting entity or (B) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity; or (b) the sale, in a single transaction or series of related transactions, by the Company of all or substantially all the assets of the Company (except where such sale is to a wholly owned subsidiary of the Company).

                                    (ii)     If there shall occur any
reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock or Series D Preferred Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 1.4(d)(i) (collectively, a "REORGANIZATION"), then, following such Reorganization, Pfizer shall receive upon the exercise of its right and obligation to purchase shares under subsections 1.4(a) or (b) hereof (to the extent applicable at such time) the kind and amount of securities, cash or other property which Pfizer would have been entitled to receive pursuant to such Reorganization if such purchase had taken place immediately prior to such Reorganization (assuming that the Series E Preferred Stock, if any, issuable to Pfizer would have been converted into or exchanged for the same securities, cash or other property for which the Series D Preferred Stock was so converted or exchanged, at the same conversion or exchange ratio).

                  1.5 Subsequent Closing. Subject to Section 1.6 hereof, promptly upon satisfaction of the conditions set forth in subsections (a) or (b) of Section 1.4 above and the determination of the NDA Price or the IPO Price, as the case may be, the Company will provide written notice of same to Pfizer (the "NOTICE"), which such Notice will include the NDA Price or the IPO Price, as the case may be. The purchase and sale of the NDA Shares or the Post-IPO Shares, as the case may be, shall take place at the offices of Hale and Dorr LLP, 300 Park Avenue, New York, New York not less than ten (10) business days after the date of the Notice and no later than twenty (20) business days after the date of the Notice, at such time and place as the Company and Pfizer mutually agree upon orally or in writing (each of which times and places are hereby designated as a "SUBSEQUENT CLOSING," and all such Subsequent Closings together with the Initial Closing collectively referred to herein as the "CLOSINGS"). At the Subsequent Closing, the Company shall deliver to Pfizer a certificate representing the NDA Shares or the Post-IPO Shares, as the case may be, against payment of the purchase price therefor by wire transfer. For purposes of this Agreement, "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth on Schedule 1 to the Escrow Agreement is authorized or required by law or executive order to remain closed.

                  1.6 Additional Condition to Subsequent Closings. Notwithstanding the foregoing, in the event that any authorization, approval or permit of any governmental authority or regulatory body of the United States or of any other applicable jurisdiction is required in connection with the issuance of the NDA Shares or the Post-IPO Shares, as the case may be, at any Subsequent Closing, then the parties hereto shall use commercially reasonable efforts to promptly obtain such authorizations, approvals and permits, and the Subsequent Closing shall take place within five (5) business days after all such authorizations, approvals and permits have been obtained.

                  1.7 Reservation of Shares. Until the rights and obligations of Pfizer and the Company set forth in subsections (a) and (b) of
Section 1.4 have terminated, the Company shall reserve and keep available a sufficient number of shares of Preferred Stock and Common Stock to fulfill its obligations as set forth in such subsections. The Company will not issue shares of its Series E Preferred Stock to any person other than Pfizer pursuant to the terms hereof (provided that the foregoing will not preclude the Company from issuing any other series or class of stock, whether on terms identical to the Series E Preferred Stock or otherwise).

                  2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that, except as set forth on a Schedule of Exceptions (the "SCHEDULE OF EXCEPTIONS") furnished to the Investor, which exceptions shall be deemed to be representations and warranties as if made hereunder:

                  2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted) (a "MATERIAL ADVERSE EFFECT").

                  2.2 Capitalization and Voting Rights. The authorized capital of the Company consists, or will consist immediately prior to the Initial Closing, of:

                           (a)      Preferred Stock. 30,213,695 shares of
Preferred Stock, of which (i) 120,000 shares have been designated Series A Preferred Stock (the "SERIES A PREFERRED STOCK"), all of which are issued and outstanding, (ii) 7,763,233 shares have been designated Series B Preferred Stock (the "SERIES B PREFERRED STOCK"), 5,786,998 of which are issued and outstanding,
(iii) 9,557,077 shares have been designated Series C-1 Preferred Stock (the "SERIES C-1 PREFERRED STOCK"), 7,964,229 of which are issued and outstanding,
(iv) 9,026,132 shares have been designated Series C-2 Preferred Stock (the "SERIES C-2 PREFERRED STOCK," and together with the Series C-1 Preferred Stock, the "SERIES C PREFERRED STOCK"), 7,521,777 of which are issued and outstanding and (v) 2,747,253 shares have been designated Series D Preferred Stock, none of which are issued and outstanding. The rights, privileges and preferences of the Series D Preferred Stock will be as stated in the Restated Certificate.

                           (b)      Common Stock. 60,000,000 shares of Common
Stock, of which 3,727,000 shares are issued and outstanding and 425,000 shares are treasury shares.

                           (c)      The outstanding shares of Common Stock,
Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Act and any relevant state securities laws, or pursuant to valid exemptions therefrom.

                           (d)      Except for (A) the conversion privileges of
the currently issued and outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, (B) the rights provided in
Section 2.3 of the Investors' Rights Agreement, (C) currently outstanding options to purchase 3,550,916 shares of Common Stock granted to employees, consultants, directors and other service providers either pursuant to the Company's 2001 Stock Option Plan (the "2001 STOCK PLAN") or as otherwise granted by the Board of Directors, (D) currently outstanding warrants to purchase 1,592,846 shares of Series C-1 Preferred Stock, (E) currently outstanding warrants to purchase 1,504,355 shares of Series C-2 Preferred Stock and (F) currently outstanding warrants to purchase 1,976,235 shares of the Company's Series B Preferred Stock, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. In addition to the aforementioned options, the Company has reserved an additional 5,940,937 shares of its Common Stock for purchase upon exercise of options to be granted in the future under the 2001 Stock Plan.

                  2.3 Subsidiaries. Schedule 2.3 sets forth (a) the name and jurisdiction of organization of each corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary (as defined below)) holds stock or other ownership interests ("OWNERSHIP UNITS") representing (i) more than 50% of the voting power of all outstanding capital stock or Ownership Units of such entity or (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of capital stock or Ownership Units upon a liquidation or dissolution of such entity (each being hereinafter referred to as a "SUBSIDIARY") and (b) with respect to each Subsidiary, (i) the number of authorized, issued and outstanding shares of each class or series of capital stock or Ownership Units, and (ii) the names and the number of shares of capital stock or Ownership Units held by each holder thereof. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, properties or rights of such Subsidiary. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. All of the issued and outstanding shares of capital stock or Ownership Units of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and are held of record and beneficially by either the Company or another Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Act and state securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock or Ownership Units of any Subsidiary. Except for the Subsidiaries, the Company does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise.

                  2.4 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Investors' Rights Agreement and the Ancillary Agreements, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Series D Preferred Shares, the NDA Shares and the Post-IPO Shares (collectively, the "SHARES") being sold hereunder, and the authorization, issuance (or reservation for issuance) of the Conversion Shares have been taken or will be taken prior to the Closing or the applicable Subsequent Closing, and this Agreement, the Investors' Rights Agreement and the Ancillary Agreements constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors' Rights Agreement may be limited by applicable federal or state securities laws.

                  2.5 Valid Issuance of Preferred and Common Stock. The Shares that are being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Investors' Rights Agreement, the Ancillary Agreements and under applicable state and federal securities laws. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Certificate, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Investors' Rights Agreement and the Ancillary Agreements and under applicable state and federal securities laws.

                  2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except (i) the filing of the Restated Certificate with the Secretary of State of the State of Delaware, and (ii) such filings required under applicable federal and state securities laws.

                  2.7 Offering. Subject in part to the truth and accuracy of the Investor's representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Series D Preferred Shares as contemplated by this Agreement and the issuance of the Conversion Shares are exempt from the registration requirements of any currently effective applicable state and federal securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

                  2.8 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company or any Subsidiary that questions the validity of this Agreement, the Investors' Rights Agreement, the Ancillary Agreements, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in a Material Adverse Effect, or any change in the current equity ownership of the Company. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened involving the prior employment of any of the Company's or any Subsidiary's employees, their use in connection with the business of the Company or any Subsidiary of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Company nor any Subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or any Subsidiary currently pending or that the Company or any Subsidiary intends to initiate.

                  2.9 Proprietary Information and Inventions Agreements. It is the Company's practice to require that each employee of the Company and its Subsidiaries (other than clerical, administrative, part-time or other employees who do not have access to the proprietary information of the Company or any Subsidiary during the normal scope of their employment) execute a Proprietary Information and Inventions Agreement in substantially the form provided to the Investor and it is also the Company's practice to require each consultant to execute a consulting agreement containing language that would impose confidentiality obligations on each such consultant with respect to any confidential information that such consultant may obtain. The Company is not aware that any of the employees, officers or consultants of it or its Subsidiaries are in violation thereof, and the Company will use reasonable commercial efforts to prevent any such violation.

                  2.10 Compliance with Other Instruments. The Company is not in violation or default of any provision of its Restated Certificate or Bylaws, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement, the Investors' Rights Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

                  2.11 Agreements; Action. Except as set forth in the Schedule of Exceptions, the Investors' Rights Agreement and the Ancillary Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its executive officers (those at the vice-president level or above), directors, affiliates, or any affiliate thereof other than confidentiality agreements and stock option agreements entered into in connection with such person's employment with the Company.

                  2.12 Related-Party Transactions. Except as set forth on the Schedule of Exceptions, no employee, officer, or director of the Company or any Subsidiary or member of his or her immediate family is indebted to the Company or any Subsidiary, nor is the Company or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any Subsidiary is affiliated or with which the Company or any Subsidiary has a business relationship, or any firm or corporation that competes with the Company or any Subsidiary, except that employees, officers, or directors of the Company and its Subsidiaries and members of their immediate families may own stock in publicly traded companies that may compete with the Company and its Subsidiaries. Except as set forth on the Schedule of Exceptions, no employee, officer or director of the Company or any Subsidiary, nor any member of the immediate family of any officer or director of the Company or any Subsidiary, is directly or indirectly interested in any material contract with the Company or any Subsidiary.

                  2.13 Permits. The Company and its Subsidiaries have all franchises, permits, licenses, and any similar authority necessary for the conduct of their business as now being conducted by them, the lack of which could have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

                  2.14 Environmental and Safety Laws. To the best of its knowledge, neither the Company nor any of its Subsidiaries is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

                  2.15 Manufacturing and Marketing Rights. Except as set forth in the Schedule of Exceptions, neither the Company nor any of its Subsidiaries has granted exclusive rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects the Company's or its Subsidiaries' exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

                  2.16 Registration Rights. Except as provided in the Investors' Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity with respect to the Common Stock or any other ownership interest in the Company or any of its Subsidiaries.

                  2.17 Corporate Documents. Except for amendments necessary to satisfy representations and warranties or conditions contained herein (the form of which amendments has been approved by the Investor), the Restated Certificate and Bylaws of the Company are in the form previously provided to the Investor.

                  2.18 Title to Property and Assets. Except as set forth in the Schedule of Exceptions, each of the Company and its Subsidiaries owns its property and assets free and clear of all mortgages, liens, Tax (as defined in Section 2.22) liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company's or such Subsidiaries' ownership or use of such property or assets. With respect to the property and assets it leases, each of the Company and its Subsidiaries is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

                  2.19 Financial Statements. The Company has delivered to the Investor its consolidated audited financial statements (balance sheet and statement of operations, statement of changes in stockholders' equity and statement of cash flows, including notes thereto) at December 31, 2001 and for the fiscal year then ended, and its consolidated unaudited interim financial statements (balance sheet, statement of operations and statement of cash flows) as at and for the nine-month period ended September 30, 2002 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited interim Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present the consolidated financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited interim Financial Statements to normal year-end audit adjustments consistent in type and amount with past practice. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business, consistent in type and amount with past practice, subsequent to September 30, 2002 and

(ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements or disclosed in the footnotes thereto, which, in the case of (i) and (ii), individually or in the aggregate, are not material to the financial condition or operating results of the Company and its Subsidiaries taken as a whole. Except as disclosed in the Financial Statements, neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

                  2.20 Changes. Except as set forth on the Schedule of Exceptions hereto, since September 30, 2002 (January 1, 2002 with respect to paragraph (g)), there has not been:

                           (a)      any change in the consolidated assets,
liabilities, financial condition or operating results of the Company and its Subsidiaries from that reflected in the Financial Statements, except changes, individually or in the aggregate, in the ordinary course of business that have not had, or could not be reasonably expected to have, a Material Adverse Effect;

                           (b)      any damage, destruction or loss, whether or
not covered by insurance, which has had a Material Adverse Effect on the Company;

                           (c)      any waiver or release by the Company or any
Subsidiary of a valuable right or of a material debt owed to it;

                           (d)      any satisfaction or discharge of any lien,
claim or encumbrance or payment of any obligation by the Company or any Subsidiary, except in the ordinary course of business (as such business is presently conducted and as it is proposed to be conducted);

                           (e)      any material change or amendment to a
material contract or arrangement by which the Company or any Subsidiary or any of their assets or properties is bound or subject;

                           (f)      any material change in any compensation
arrangement or agreement with any employee of the Company or any Subsidiary;

                           (g)      any sale, assignment or transfer of any
patents, trademarks, copyrights, trade secrets or other material or intangible assets of the Company or any Subsidiary;

                           (h)      any resignation or termination of employment
of any key officer of the Company or any Subsidiary; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

                           (i)      receipt of notice that there has been a loss
of, or material order cancellation by, any major customer of the Company;

                           (j)      any mortgage, pledge, transfer of a security
interest in, or lien, created by the Company or any Subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

                           (k)      any loans or guarantees made by the Company
or any Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business to employees, officers or directors;

                           (l)      any declaration, setting aside or payment or
other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

                           (m)      to the best of the Company's knowledge, any
other event or condition of any character that could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; or

                           (n)      any agreement or commitment by the Company
or any Subsidiary to do any of the things described in this Section 2.20.

                  2.21     Employee Benefit Plans.

                           (a)      Section 2.21 of the Schedule of Exceptions
sets forth a complete and accurate list of all Plans. "PLANS" mean any "EMPLOYEE BENEFIT PLAN" (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act ("ERISA")), as well as any other compensation or stock option plan sponsored or provided by the Company.

                           (b)      Except as provided on the Schedule of
Exceptions, (i) each Plan has been operated and administered in all material respects in accordance with its terms and is in all material respects in compliance with ERISA and the Internal Revenue Code of 1986, as amended (the "CODE"); (ii) all contributions due and payable in respect of any Plan have been made on a timely basis and in full and proper form; (iii) neither the Company, nor to the knowledge of the Company, any other "DISQUALIFIED PERSON" or "PARTY IN INTEREST" (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction which could subject the seller to any tax or penalty imposed under Sections 4975 of the Code or Section 502(i), (j) or (l) of ERISA; and (iv) the Company is not now nor has ever been obligated to contribute to a "MULTIEMPLOYER PLAN" (within the meaning of Section 3(37) of ERISA), a "MULTIPLE EMPLOYER PLAN" (within the meaning of Section 413 of the
Code) or a defined benefit plan (within the meaning of 3(35) of ERISA).

                  2.22 Tax Returns, Payments and Elections. The Company has filed all tax returns and reports (including information returns and reports) as required by law. These returns and reports are (and were at the time filed) true and correct in all material respects except to the extent that a reserve has been reflected on the Financial Statements in accordance with generally accepted accounting principles. The Company has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Schedule of Exceptions and except to the extent that a reserve has been reflected on the Financial Statements in accordance with generally accepted accounting principles. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Company has not elected pursuant to the Code, to be treated as a Subchapter S corporation or a collapsible corporation pursuant to
Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect. Since February 9, 2000, the Company has not been a "PERSONAL HOLDING COMPANY" within the meaning of Code Section 542. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns have ever been audited (or are the subject of an audit) by governmental authorities. Since the date of the Financial Statements, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories. As used herein, "TAX" means any of the Taxes and "TAXES" means, with respect to any person or entity, (A) all income Taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) on such person or entity and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of (1) being a "TRANSFEREE" (within the meaning of Section 6901 of the Code or any other applicable law) of another person or entity, (2) being a member of an affiliated, combined, consolidated or unitary group or (3) any contractual liability.

                  2.23 Insurance. The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

                  2.24 Labor Agreements and Actions; Employee Compensation. Neither the Company nor any Subsidiary is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of the Company's knowledge, has sought to represent any of the employees, representatives or agents of the Company or any Subsidiary. There is no strike or other labor dispute involving the Company or any Subsidiary pending, or to the best of the Company's knowledge, threatened, that could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any Subsidiary, nor does the Company or any Subsidiary have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company and its Subsidiaries is terminable at the will of the Company subject to reasonable notice periods. To the best of the Company's knowledge, the Company and its Subsidiaries have complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

                  2.25 Real Property Holding Company. The Company is not currently, and has not been during the prior five (5) years, a United States real property holding corporation within the meaning of Section 897 of the Code and the Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of the Treasury Regulations.

                  2.26 Disclosure. Neither this Agreement, the Investors' Rights Agreement nor the Ancillary Agreements, nor any other certificates delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

                  2.27 Foreign Corrupt Practices Act. The Company has not made, offered or agreed to offer anything of value to any government official, political party or candidate for political office (or any person that the Company knows or has reason to know will offer anything of value to any such person) in violation of the Foreign Corrupt Practices Act of 1977, as amended.

                  3. Representations and Warranties of the Investor. The Investor hereby represents and warrants that:

                  3.1 Authorization. The Investor has full power and authority to enter into this Agreement, the Investors' Rights Agreement and the Ancillary Agreements, and each such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors' Rights Agreement may be limited by applicable federal or state securities laws.

                  3.2 Purchase Entirely for Own Account. This Agreement is made with the Investor in reliance upon the Investor's representation to the Company, which by the Investor's execution of this Agreement the Investor hereby confirms, that the Shares, the Conversion Shares and any other securities issuable upon conversion of the Shares (collectively, the "SECURITIES") will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Act, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities, except for contracts, undertakings, agreements or arrangements to transfer Securities purchased hereunder to an affiliate thereof.

                  3.3 Disclosure of Information. The Investor represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.

                  3.4 Investment Experience. The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Except as otherwise disclosed to the Company, the Investor also represents it has not been organized for the purpose of acquiring the Shares.

                  3.5 Accredited Investor. The Investor is an "ACCREDITED INVESTOR" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

                  3.6 Restricted Securities. The Investor understands that, except as expressly set forth in Section 1.4(b) above, the Securities it is and may be purchasing hereunder (including any NDA Shares and Post-IPO Shares) are characterized as "RESTRICTED SECURITIES" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the Act, except in certain limited circumstances. In this connection, the Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

                  3.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 3, the Investors' Rights Agreement and the Ancillary Agreements to the extent this Section 3 and such agreements are then applicable, or:

                           (a)      There is then in effect a registration
statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                           (b)      (i) The Investor shall have notified the
Company of the proposed disposition and (ii) if reasonably requested by the Company, the Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act; provided, however, that (A) in the case of an Investor which is a partnership or limited liability company, no such opinion of counsel shall be necessary for a transfer by such Investor to a partner or member of such Investor, or a retired partner or member of such Investor who retires after the date hereof, or the estate of any such partner, member, retired partner or retired member, if in each case the transfer is made in compliance with all legal requirements and the transferee agrees in writing to be subject to the terms of this Section 3.7 to the same extent as if such transferee were originally a signatory to this Agreement, (B) no such opinion shall be required in connection with a transfer in compliance with Rule 144 (as amended from time to time) promulgated under the Act (or successor rule thereto), provided that the Company shall be provided with customary written representations relating to such transaction, and (C) no such opinion shall be required in connection with a transfer to an affiliate of an Investor.

                           (c)      Notwithstanding the provisions of paragraphs
(a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by an Investor that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were an original Investor hereunder.

                  3.8 Legends. It is understood that the certificates evidencing the Securities may bear the following legend:

         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT OR OTHERWISE IN ACCORDANCE WITH SECTION 3.7 OF A CERTAIN SERIES D PREFERRED STOCK PURCHASE AGREEMENT, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE CORPORATION."

                  3.9 Tax Liability. The Investor has had the opportunity to review with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. It has relied solely on such advisors and not on any statements or representations of the Company or any of its agents. It understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

                  4. Conditions of Investor's Obligations at the Closing. The obligations of the Investor under Sections 1.1(c) of this Agreement are subject to the fulfillment on or before the Initial Closing of each of the following conditions:

                  4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of such date.

                  4.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                  4.3 Compliance Certificate. The President of the Company shall deliver to the Investor at the Closing a certificate stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled and stating that there shall have been no adverse change in the business, affairs, operations, properties, assets or condition of the Company since the date of the audited Financial Statements.

                  4.4 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Series D Preferred Shares and the Conversion Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Series D Preferred Shares and the Conversion Shares.

                  4.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and the Investor shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request. This shall include good standing certificates and certification by the Company's Secretary regarding the Company's Restated Certificate and Bylaws and Board of Director and stockholder resolutions relating to this transaction.

                  4.6 Opinion of Company Counsel. The Investor shall have received from Hale and Dorr LLP, counsel for the Company, an opinion, dated as of each Closing, in the form attached hereto as Exhibit G.

                  4.7 Investors' Rights Agreement. The Company, the Investor and holders of at least 66-2/3% of the Registrable Securities (as such term is defined in the Investors' Rights Agreement dated as of July 24, 2001) shall have executed and delivered the Amended and Restated Investors' Rights Agreement in the form attached hereto as Exhibit B.

                  4.8 Co-Sale Agreement. The Company, the Investor and holders of more than 66-2/3% of the Common Stock issued and issuable upon conversion of the then-outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have executed and delivered the Amended and Restated Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit C.

                  4.9 Voting Agreement. The Company, the Investor and the holders of at least 66-2/3% of the then-outstanding voting securities held by the "PARTIES" (as such term is defined in the Voting Agreement dated July 24, 2001 (the "PRIOR VOTING AGREEMENT"), by and among the Company and certain stockholders of the Company) to the Prior Voting Agreement shall have executed and delivered the Amended and Restated Voting Agreement in the form attached hereto as Exhibit D.

                  5. Conditions of the Company's Obligations at the Closing. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before the Initial Closing of each of the following conditions by the Investor:

                  5.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

                  5.2 Payment of Purchase Price. The Investor shall have delivered the purchase price for the Series D Preferred Shares, as set forth in Sections 1.1(c).

                  5.3 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required by the Investor in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of each Closing.

                  6. [**]. In consideration of the transactions contemplated by this Agreement [**] the Company, [**]:

                           (a)      [**] the Company other than as expressly
required or permitted by this Agreement, the Investors' Rights Agreement, the Ancillary Agreements, the Collaboration Agreement or the License Agreement; (ii) [**] the Company; provided however, for the avoidance of doubt, the limitation in this Section 6 shall [**]; (iii) [**] with respect to the Company; provided however that the limitation in this clause (iii) shall [**] by the Company, [**] the Company [**] the Company;

                           (b)      [**] the Company;

                           (c)      [**] the Company [**] under the
Collaboration Agreement, the License Agreement, any amendments thereto and/or the activities contemplated thereby);

                           (d)      [**] the Company [**] set forth in this
Section 6; or

                           (e)      [**] with respect to [**].

                  [**] the Company [**]. For purposes hereof, [**]

                  Notwithstanding the foregoing, [**] described in subclauses
(i) or (ii) of clause (a) of the first sentence of this Section 6: (W) as described in the last sentence of this Section 6; (X) [**] in conjunction with [**] the Company [**], as the case may be, prior to such time [**]; (Y) [**] subject to the [**]; or (Z) as expressly required or permitted by this Agreement, the Investors' Rights Agreement, the Ancillary Agreements, the Collaboration Agreement or the License Agreement.

                  Notwithstanding anything to the contrary contained herein, [**] the Company [**], including without limitation [**] or (y) [**]; or (II) [**] the Company [**].

                  7.       Miscellaneous.

                  7.1 Survival of Warranties. The warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

                  7.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Pfizer shall have the right to assign its rights under
Section 1.4 to a direct or indirect wholly-owned (other than director qualifying shares required by law) subsidiary of Pfizer; provided, however, that no such assignment shall release Pfizer from its obligations under such Section or otherwise under this Agreement. Pfizer or its assignee under Section 1.4 hereof, as the case may be, is hereinafter referred to as the "SUBSEQUENT INVESTOR".

                  7.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York, without regard to the conflict of laws provisions thereof.

                  7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  7.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery of a confirmed facsimile transmission, on the next business day if sent by nationally recognized overnight courier service or four (4) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and return receipt requested and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

                  7.7 Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

                  7.8 Expenses. Each party shall be solely responsible for all fees and expenses incurred by such party in connection with the transactions contemplated hereunder.

                  7.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

                  7.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

                  7.11 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                  7.12 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

                  7.13 Dispute Resolution. Each party to this Agreement (a) irrevocably submits to the exclusive jurisdiction in the United States District Court for the Southern District of New York and any State courts sitting in New York, New York (collectively, the "Courts"), for purposes of any action, suit or other proceeding arising out of this Agreement, and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such party.

                          [Signature Pages to Follow.]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      COMPANY:

                                      EYETECH PHARMACEUTICALS, INC.

                                      By: /s/ David Guyer
                                          --------------------------------------
                                          Name:  David Guyer
                                          Title: CEO

                           Address:

                 SIGNATURE PAGE TO EYETECH PHARMACEUTICALS, INC.
                   SERIES D PREFERRED STOCK PURCHASE AGREEMENT

                             Executed as of the date first above written.

                                      PFIZER IRELAND PHARMACEUTICALS

                                      By: /s/ Karen Keaney
                                          --------------------------------------
                                          Name:  Karen Keaney
                                          Title: Company Secretary

                             Address: c/o Pfizer Inc.
                                      235 E. 42nd Street
                                      New York, New York, 10017-5755
                                      Attn: Senior Vice President and General
                                      Counsel, Fax. 212-808-8924.

                 SIGNATURE PAGE TO EYETECH PHARMACEUTICALS, INC.
                   SERIES D PREFERRED STOCK PURCHASE AGREEMENT

                             Executed as of the date first above written.

                                      PFIZER INC.

                                      By: /s/ Henry A. McKinnell
                                          ______________________________________
                                          Name: Henry A. McKinnell
                                          Title: Chairman and CEO

                             Address: 235 E. 42nd Street
                                      New York, New York, 10017-5755
                                      Attn: Senior Vice President and General
                                      Counsel, Fax. 212-808-8924.

                 SIGNATURE PAGE TO EYETECH PHARMACEUTICALS, INC.
                   SERIES D PREFERRED STOCK PURCHASE AGREEMENT